EXHIBIT 21.1

NEW JERSEY RESOURCES CORPORATION

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	STATE OF INCORPORATION
New Jersey Natural Gas Company	New Jersey

NJR Service Corporation	New Jersey

NJR Energy Services Company	New Jersey
Subsidiaries:
NJR Storage Partners (Limited Partnership)	New Jersey

NJR Capital Services Corporation (f/k/a NJR Development Corp.)	New Jersey
Subsidiaries:
Commercial Realty & Resources Corp.	New Jersey

NJR Energy Holdings Corporation	New Jersey
Subsidiary:
NJR Energy Corp.	New Jersey
Subsidiaries:
NJNR Pipeline Company	New Jersey
NJR Pipeline Company	New Jersey

NJR Investment Company	New Jersey

NJR Retail Holdings Corporation	New Jersey
Subsidiaries:
NJR Home Services Company	New Jersey

NJR Plumbing Services, Inc.	New Jersey